press release                                                           UPC




                 UNITED PAN-EUROPE COMMUNICATIONS N.V. ANNOUNCES
              SUCCESSFUL COMPLETION OF BALANCE SHEET RESTRUCTURING


Amsterdam, The Netherlands - September 3, 2003: United Pan-Europe Communications N.V. ("UPC" or the "Company") (EURONEXT Amsterdam: UPC) today announces the Effective Date of the Company's emergence from its Chapter 11 proceedings, Dutch Moratorium and Akkoord proceeding. The Company has completed all the required actions and satisfied all the conditions to the effectiveness of its Second Amended Plan of Reorganization (the "Plan").

The Plan was confirmed by the U.S. Court on February 20, 2003. The Dutch Moratorium and Akkoord proceeding were ratified by the Dutch District Court on March 13, 2003. An appeal by InterComm Holdings L.L.C., a creditor in the Dutch Moratorium proceeding with a EUR 1.00 claim and one vote for voting purposes was, rejected by the Dutch Supreme Court on August 26, 2003.

The Company's recapitalisation has substantially delevered UPC's balance sheet through the conversion of EUR 925 million accreted value of Belmarken Notes, and EUR 4.3(1) billion accreted value of UPC Notes into common stock of UGC Europe, Inc. ("UGC Europe") (previously known as New UPC, Inc.), a newly formed U.S. holding company incorporated in Delaware. UPC will become a private subsidiary of UGC Europe. The recapitalisation has resulted in the elimination of approximately 65% of UPC's outstanding consolidated debt and all of its convertible preference shares, substantially reducing its annual interest costs and putting UPC in a significantly stronger financial position.
--------
(1) Assumes an exchange rate of USD 0.9968 per EUR 1.00

Gene Schneider, Chairman and Chief Executive Officer of UGC Europe said: "We are delighted to announce UPC's emergence from restructuring. This is a memorable day for the company and marks the end of a challenging period for all involved in the reorganisation process. UPC today emerges with a strong balance sheet, confident that it has the ability to realise its full potential. I would like to sincerely thank our employees, customers and creditors who have continued to support us through this process. We look forward to achieving the results that underlined their confidence in the company".

Consistent with the recapitalisation, UPC's ADR programme will be cancelled as of today. It is expected that September 4, 2003 will be the last day of trading for UPC ordinary shares A on the Euronext Amsterdam with the listing terminating on September 5, 2003.

UGC Europe (ticker symbol "UGCE") expects to issue 50 million shares of its common stock to UPC's creditors and equity holders as described below. These shares will be quoted on the NASDAQ National Market as of today. Approximately
16.25 million of these shares were issued to third party holders of UPC Notes and 32.75 million shares were issued to UnitedGlobalCom, Inc. ("UGC") in exchange for the Belmarken Notes and UPC Notes owned by UGC. In addition, an aggregate of 1 million UGC Europe shares will be issued to holders of UPC's Preference Shares, Ordinary Shares A and Priority shares (including UGC) pursuant to the Plan, including the Dutch Implementing Offer, and this distribution began today. In addition, UGC Europe has reserved additional shares of its common stock to settle any additional claims in accordance with the Plan and the Akkoord.

As previously announced, bank lenders under the UPC Distribution Holding B.V. bank facility had extended until September 30, 2003, waivers of the defaults arising as a result of the Company's decision not to make interest payments under its outstanding UPC Notes. As a result of the Company's emergence from restructuring, the waivers are no longer needed and the bank facility remains in place.

press release                                                           UPC


United Pan-Europe Communications N.V. is one of the leading broadband communications and entertainment companies in Europe. Through its broadband networks, UPC provides television, Internet access, telephony and programming services. UPC's shares are traded on Euronext Amsterdam Exchange (UPC). UPC is majority owned by UnitedGlobalCom, Inc. (NASDAQ: UCOMA).


NOTE: Except for historical information contained herein, this release contains forward-looking statements, which involve certain risks, and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include continued use by subscribers and potential subscribers of the Company's services, changes in the technology and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and achieve assumed margins, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

For further information please contact:

Claire Appleby                                     Bert Holtkamp
UPC Investor Relations                             UPC Corporate Communications
+ 44 (0) 207 838 2004                              + 31 (0) 20 778 9447
Email: ir@upccorp.com                              Email: corpcomms@upccorp.com

Lazard                                             Citigate First Financial
Daniel Bordessa                                    Martha van Dijk
+ 44 (0) 20 7187 2000                              + 31 (0) 20 575 4010
                                                   Citigate Dewe Rogerson
                                                   Toby Moore
                                                   + 44 (0) 20 7638 9571

Also, please visit  www.ugceurope.com  for further information about UPC